                                                                  EXHIBIT 4.2


NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.


                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                                     WARRANT

Warrant                                                   Dated: August 16, 2000


       Chromatics Color Sciences International, Inc., a New York corporation (the "Company"), hereby certifies that, for value received, Millennium Partners, L.P., or its registered assigns ("Holder"), is entitled, subject to the terms set forth below, to purchase from the Company the total number of shares of common stock, $.001 par value per share (the "Common Stock"), of the Company (each such share, a "Warrant Share" and all such shares, the "Warrant Shares") calculated pursuant to Section 3 of this Warrant (subject to adjustment for certain events as set forth herein) at an exercise price equal to $.001 per share (as adjusted from time to time as provided in Section 8, the "Exercise Price"), at the times set forth herein through and including the second anniversary of the Third Vesting Date (as defined herein) (the "Expiration Date"), and subject to the following terms and conditions (certain terms used herein are defined in Exhibit A attached hereto).

       1. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the "Warrant Register"), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

       2. Registration of Transfers. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Transfer Agent or to the Company at its address for notice set forth in
Section 12. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a "New Warrant"), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New

Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a holder of a Warrant. Any transfer or assignment of this Warrant and Warrant Shares obtained by the Holder in exercise of this Warrant is subject to the requirement that such securities be registered under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws or that such transfer or assignment be exempt from registration under such laws.

       3.     Duration, Vesting and Exercise.

              (a) The vesting of the Warrant Shares which the Holder is permitted to acquire pursuant to this Warrant shall occur on the dates set forth below. On each such date, this Warrant shall vest on a cumulative basis with respect to a number of Warrant Shares calculated pursuant to Section 3(b) below. Only the Warrant Shares that have vested may be acquired upon exercise of this Warrant.

                     (i) The "First Vesting Date" shall occur on the 40th Trading Day after the Effective Date, but in no event earlier than December 11, 2000. However, the Holder, at its option, may extend the First Vesting Date until the 40th Trading Day after January 2, 2001, provided, that there is an effective Registration Statement by October 15, 2000. A Vesting Period shall be extended for a number of days that an Underlying Shares Registration Statement ceases to be effective or the prospectus included in the Underlying Shares Registration Statement may not be used by the holders thereof for the resale of Underlying Shares.

                     (ii) The "Second Vesting Date" shall be the 40th Trading Day following the First Vesting Date.

                     (iii) The "Third Vesting Date" shall be the 40th Trading Day following the Second Vesting Date.

              Each of the First Vesting Date, Second Vesting Date, and Third Vesting Date shall be referred to herein as a "Vesting Date" and any of the 40 Trading Day periods referred to in this Section 3(a)(i) shall be a "Vesting Period."

              (b) On each Vesting Date, this Warrant shall vest and become exercisable with respect to the number of Warrant Shares calculated in accordance with the following formula (the capitalized terms contained in the formula are defined in Exhibit A attached hereto):

(Applicable Share Number) x [(Purchase Price/0. 87) - (Adjustment Period Price)]
--------------------------------------------------------------------------------
                             Adjustment Period Price

              If the number calculated in accordance with the foregoing formula is zero or a negative number, no Warrant Shares shall vest hereunder for such Vesting Date and the Holder shall not be obligated to transfer any shares of Common Stock to the Company. In addition, the Holder shall not be obligated to transfer any shares of Common Stock to the Company and the number of Warrant Shares exercisable hereunder which shall have previously vested will not decrease.

              (c) Notwithstanding anything herein to the contrary, if the average of the Per Share Market Values (as defined in Exhibit A) for 20 consecutive Trading Days following the Effective Date is greater than 125% of the Purchase Price (as defined in Exhibit A) (which number shall be subject to equitable adjustment for stock splits, and reverse stock splits), provided, that the Registration Statement shall be available for use by the Holder during the entire period, then this Warrant shall cease to vest for any subsequent Vesting Dates; provided, however, that such event shall have no effect on Warrant Shares vested prior thereto.

              (d) Notwithstanding anything herein to the contrary, if on any Vesting Date the Adjustment Period Price shall be less than 80% of the Purchase Price (the "Floor Price"), then on such Vesting Date: (i) this Warrant shall vest with respect to the Warrant Shares pursuant to Section 3(a) and (b) hereof, provided, that the Adjustment Period Price pursuant to the formula set forth in
Section 3(b) shall, exclusively for purposes of this Section 3(d)(i), equal the Floor Price (such number of Warrant Shares, the "Initial Shares") and (ii) with respect to the Warrant Shares whose vesting would result in a vesting of Warrant Shares in excess of the Initial Shares, the Company will have the option to elect by written notice (the "Notice") delivered to the Holder no later than twenty (20) Trading Days prior to the applicable Vesting Date to either (x) pay to the Holder, in cash (the "Cash Payment"), within three (3) Trading Days from the Vesting Date at issue, an amount equal to the product obtained by multiplying (A) the applicable Adjustment Period Price and (B) the difference between the number of Warrant Shares which would have otherwise vested on such Vesting Date pursuant to Section 3(a) and (b) hereof and the Initial Shares (such number of Warrant Shares, the "Subsequent Shares") or (y) allow this Warrant to vest with respect to the Subsequent Shares. A failure by the Company to deliver the Notice to the Holder pursuant to the terms of this Section shall constitute an election by the Company to allow this Warrant to vest as to the Subsequent Shares pursuant to the terms hereof. If the Company shall fail to pay the Cash Payment in full to the Holder by the third (3rd) Trading Day from the Vesting Date at issue, then, at the election of the Holder, the Company shall either (x) pay to the Holder $5,000 per day until the Cash Payment and all additional payments due hereunder are paid in full, or (y) allow this Warrant to vest with respect to the Subsequent Shares.

              (e) Notwithstanding the foregoing provisions of this Section 3, if any of the following events (each, an "Event") shall occur, the Holder shall have the option to elect, by notice to the Company (an "Event Vesting Notice"), to have this Warrant vest with respect to those Warrant Shares (whether by increase to 100% of the unused portion of the Applicable Share Number, an acceleration of the next scheduled Vesting Date or otherwise) that have not yet already vested (the "Vested Warrant Shares"), and the Holder may in such notice or thereafter require the Company to redeem all or a portion of the Vested Warrant Shares at the Mandatory Redemption Price (as defined in Exhibit A);

                     (i) upon the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of in excess of 1/3 of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, (iii) the merger of the Company with or into another entity, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least 2/3 of the securities of the surviving entity or acquirer of such assets or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii);

                     (ii) immediately prior to an assignment by the Company for the benefit of creditors or commencement of a voluntary case under Title 11 of the United States Code, or an entering into of an order for relief in an involuntary case under Title 11 of the United States Code, or adoption by the Company of a plan of liquidation or dissolution;

                     (iii) five (5) Business Days prior to the proposed consummation with respect to the Company of a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act (or, if necessary, such earlier date as the Company shall determine in good faith to be required in order for the Holder to be able to participate in such transaction), it being agreed that the Holder will receive actual notice of the 13e-3 Statement filed with the Commission;

                     (iv) For any period of five consecutive Trading Days commencing on or after the date of issuance of this Warrant, there shall be no closing bid price on the Common Stock on the Nasdaq (as defined in Exhibit A) or a Subsequent Market (as defined in Exhibit A);

                     (v) The Common Stock fails to be listed or quoted for trading on the Nasdaq or a Subsequent Market for an aggregate of five or more consecutive Trading Days;

                     (vi) After the Effective Date, a holder of Registrable Securities (as defined in the Registration Rights Agreement) is not permitted to sell Registrable Securities under the Underlying Shares Registration Statement (as defined in Exhibit A) for any reason for five (5) or more days (whether or not consecutive);

                     (vii) The Underlying Shares Registration Statement shall not be declared effective by the Commission on or prior to the 180th day following the Closing Date);

                     (viii) The Company shall fail for any reason to deliver certificates to a Holder prior to the fifth day after a Date of Exercise pursuant to and in accordance with Section 4(a);

                     (ix) The daily trading volume of the Common Stock on the Nasdaq or a Subsequent Market for an aggregate of five consecutive Trading Days is less than 10,000 shares; or

                     (x) The Company shall fail or default in the timely performance of any material obligation under the Transaction Documents and such failure or default shall continue uncured for a period of five (5) Business Days after the date on which notice of such failure or default is first given to the Company (it being understood that no prior notice need be provided in the case of defaults which cannot reasonably be cured within a 5-day period).

              In the event the Holder delivers an Event Vesting Notice, this Warrant shall vest with respect to the number of Warrant Shares calculated in accordance with the formula set forth in Section 3(b), provided, that for purposes of such calculation, (A) the Adjustment Period Price shall be deemed to mean the average of the lowest Per Share Market Values (which need not occur on consecutive Trading Days) for any 10 Trading Days during the 40 consecutive Trading Days preceding the date of the Event Vesting Notice, as selected by the Holder and (B) the Applicable Share Number shall be deemed to mean (i) prior to the First Vesting Date, 100% of the number of shares of Common Stock purchased by the Holder pursuant to the Purchase Agreement, (ii) after the First Vesting Date and prior to the Second Vesting Date, 66 and 2/3% of the number of shares of Common Stock purchased by the Holder pursuant to the Purchase Agreement, and
(iii) after the Second Vesting Date and prior to the Third Vesting Date, 33 and 1/3% of the number of shares of Common Stock purchased by the Holder pursuant to the Purchase Agreement. After the Third Vesting Date the Applicable Share Number shall equal zero. If the Holder shall have elected to require the Company to redeem the Vested Warrant Shares pursuant to the terms hereof, the Company shall pay the Mandatory Redemption Price no later than the fifth day following the date of the delivery of the Event Vesting Notice. Interest shall accrue on the Mandatory Redemption Price from the seventh day after such amount is due (being the date of an Event of Default) through the date of prepayment in full thereof at the rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law), to accrue daily from the date such payment is due hereunder through and including the date of payment.

              (f) Subject to Sections 3(a) and (b), this Warrant shall be exercisable by the registered Holder on any Business Day before 6:30 P.M., New York City time, at any time and from time to time on or after the date hereof to and including the Expiration Date. At 6:30 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value.

              (g) Subject to Sections 3(a) and (b), this Warrant shall be exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares.

       4.     Delivery of Warrant Shares.

              (a) Upon delivery of the Form of Election to Purchase to the Company at its address for notice set forth in Section 12 and upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder, the Company shall promptly (but in no event later than three Business Days after the Date of Exercise (as defined herein)) and deliver to the Holder, a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends except (i) either in the event that a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective or the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, or (ii) if this Warrant shall have been issued pursuant to a written agreement between the original Holder and the Company, as required by such agreement. Any person so designated by the Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant. The Company shall, upon request of the Holder, if available, use its best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

                     A "Date of Exercise" means the date on which the Holders shall have delivered to the Company (i) the Form of Election to Purchase attached hereto (with the Warrant Exercise Log attached to it), appropriately completed and duly signed and (ii) payment of the Exercise Price for the number of Warrant Shares so indicated by the holder hereof to be purchased.

              (b) If the Company fails to deliver to the Holder a certificate or certificates representing the Warrant Shares pursuant to Section 4(a) by the third (3rd) Trading Day after the Date of Exercise, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $5,000 for each day after such third (3rd) Trading Day until such certificates are delivered. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon exercise within the period specified herein and the Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

              (c) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder a certificate or certificates representing the Warrant Shares pursuant to Section 4(a) by the third (3rd) Trading Day after the Date of Exercise, and if after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a "Buy-In"), then the Company shall pay (1) in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver pursuant to Section 4(b) to deliver to the Holder in connection with the exercise at issue by (B) the Per Share Market Value at the time of the obligation giving rise to such purchase obligation and (2) deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations under Section 4(b). For example, if the

Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with a market price on the date of exercise totaled $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

              (d) The Company's obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. If the Company breaches its obligations under this Warrant, then, in addition to any other liabilities the Company may have hereunder and under applicable law, the Company shall pay or reimburse the Holder on demand for all costs of collection and enforcement (including reasonable attorneys fees and expenses).

       5. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the issuance of Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

       6. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable charges as the Company may prescribe.

       7. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 8). The Company covenants that all Warrant Shares that shall be so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

       8. Certain Adjustments. The Adjustment Period Price and number of Warrant Shares vesting on any Vesting Date and issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section.

       (i) If the Company, at any time while this Warrant is outstanding, (i) shall pay a stock dividend (except scheduled dividends paid on outstanding preferred stock as of the date hereof which contain a stated dividend rate) or otherwise make a distribution or distributions on shares of its Common Stock or on any other class of capital stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, or
(iii) combine outstanding shares of Common Stock into a smaller number of shares, the Adjustment Period Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination, and shall apply to successive subdivisions and combinations.

       (ii) In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then the Holder shall have the right thereafter to exercise this Warrant only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property equal to the amount of Warrant Shares such Holder would have been entitled to had such Holder exercised this Warrant immediately prior to such reclassification or share exchange. The terms of any such reclassification or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this Section 8(b) upon any exercise following any such reclassification or share exchange.

       (iii) If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock (and not to the Holder) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 8(i), (ii) and (iv)), then in each such case the Adjustment Period Price shall be determined by multiplying the Adjustment Period Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Adjustment Period Price determined as of the record date mentioned above, and of which the numerator shall be such Adjustment Period Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Company's independent certified public accountants that regularly examines the financial statements of the Company (an "Appraiser").

       (iv) If at any time while this Warrant is outstanding the Company or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), shall issue shares of Common Stock (other than shares of Common Stock issuable upon the conversion or exercise of the Existing Common Stock Equivalents (as defined below)) or rights, warrants, options or other securities or debt that is convertible into or exchangeable for shares of Common Stock (such Common Stock or other securities, "Common Stock Equivalents"), entitling any person to acquire shares of Common Stock at a price per share less than either the Adjustment Period Price or the Purchase Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than such price such issuance shall be deemed to have occurred for less than such price), then, at the option of the Holder by notice to the Company, the Adjustment Period Price shall be adjusted to mirror the sales or issue price, purchase price, conversion price, exchange price or reset or other pricing applicable to the Common Stock Equivalent at issue. The Company shall notify the Holder in writing of its issuance of any such Common Stock Equivalents by the end of the day on which the Common Stock or derivative instrument is first issued. The adjustment set forth in this Section shall, at the option of the Holder, occur on the date of the issuance of the Common Stock Equivalent at issue, and the Holder shall not have to wait the conversion, exchange or other adjustment or resetting provision applicable to such Common Stock Equivalent. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding anything herein to the contrary, the following shall not be subject to the provisions of this Section: (i) the granting of options or warrants to employees, officers, consultants and directors of the Company, and the issuance of Common Stock upon exercise of such options or warrants granted under any stock option plan heretofore or hereinafter duly adopted by the Company and (ii) issuances of Common Stock pursuant to a Strategic Transaction (as defined herein). A "Strategic Transaction" shall mean a transaction or relationship in which the Company issues shares of Common Stock to a Person which is, itself or through its subsidiaries, an operating company in a business related to the business of the Company and in which the Company receives material benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. As used herein, "Existing Common Stock Equivalent" means any options, convertible securities or securities exchangeable for shares of Common Stock issued and outstanding as of the date of issuance of this Warrant.

       (v) In case of any (1) merger or consolidation of the Company with or into another Person, or (2) sale by the Company of more than one-half of the assets of the Company (on a book value basis) in one or a series of related transactions, the Holder shall have the right thereafter to (A) exercise this Warrant for the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and the Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Common Stock for which this Warrant could have been exercised immediately prior to such merger, consolidation or sales would have been entitled or (B) in the case of a merger or consolidation, (x) require the surviving entity to issue common stock purchase warrants equal to the number Warrant Shares to which this Warrant then permits, which newly issued warrant shall be identical to this Warrant, and
(y) simultaneously with the issuance of such warrant, the holder of such new warrant shall have the right to exercise such warrant only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger or consolidation or (C) require the surviving entity from such merger, acquisition or business combination to pay to the Holder, in cash, the Black Scholes value of this Warrant. In the case of clause (B), the exercise price for such new warrant shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Exercise Price of this Warrant immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events. This sub-section
(v) shall not apply if, upon the occurrence of any of the transactions described in items (1) or (2) of this sub-section (v), the holders of the Company's securities continue to hold at least 2/3 of the securities of the surviving entity or acquirer of assets.

       (vi) For the purposes of this Section 8, the following clauses shall also be applicable:

              (i) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock or in securities convertible or exchangeable into shares of Common Stock, or (B) to subscribe for or purchase Common Stock or securities convertible or exchangeable into shares of Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

              (ii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

       (vii) All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

       (viii) Whenever the Adjustment Period Price is adjusted pursuant to
Section 8(iii) above, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally recognized accounting firm), in which case the adjustment shall be equal to the average of the adjustments recommended by each of the Appraiser and such appraiser. The Holder shall promptly mail or cause to be mailed to the Company, a notice setting forth the Adjustment Period Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such adjustment shall become effective immediately after the record date mentioned above.

       (ix) If (i) the Company shall declare a dividend (or any other distribution) on its Common Stock; (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; (iii) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (iv) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (v) the Company shall authorize the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall cause to be mailed to each Holder at their last addresses as they shall appear upon the Warrant Register, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

       9. Payment of Exercise Price. The Holder shall pay the Exercise Price in one of the following manners:

              (a) Cash Exercise. The Holder may deliver immediately available funds; or

              (b) Cashless Exercise. The Holder may surrender this Warrant to the Company together with a notice of cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

                            X = Y [(A-B)/A]
       where:
                            X = the number of Warrant Shares to be issued to the Holder.

                            Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

                            A = the average of the closing sale prices of the Common Stock for the five (5) trading days immediately prior to (but not including) the Date of Exercise as reported by Bloomberg Information Systems, Inc. (or any successor to its function of reporting stock prices).

                            B = the Exercise Price.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have been commenced, on the issue date.

       10.    Certain Exercise Restrictions.

              (a) A Holder may not exercise this Warrant to the extent such exercise would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon such exercise and held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of an exercise hereunder, unless the exercise at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular exercise hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of this Warrant is exercisable shall be the responsibility and obligation of the Holder. If the Holder has delivered a Form of Election to Purchase for a number of Warrant Shares that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the exercise for the maximum portion of this Warrant permitted to be exercised on such Date of Exercise in accordance with the periods described herein and, at the option of the Holder, either keep the portion of the Warrant tendered for exercise in excess of the permitted amount hereunder for future exercises or return such excess portion of the Warrant to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

              (b) A Holder may not exercise this Warrant to the extent such exercise would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon such exercise and held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of an exercise hereunder, unless the exercise at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular exercise hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of this Warrant is exercisable shall be the responsibility and obligation of the Holder. If the Holder has delivered a

Form of Election to Purchase for a number of Warrant Shares that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the exercise for the maximum portion of this Warrant permitted to be exercised on such Date of Exercise in accordance with the periods described herein and, at the option of the Holder, either keep the portion of the Warrant tendered for exercise in excess of the permitted amount hereunder for future exercises or return such excess portion of the Warrant to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

              (c) If the Company Stock is then listed for trading on the Nasdaq or the Nasdaq SmallCap Market and the Company has not obtained the Shareholder Approval (as defined below), then the Company may not, upon exercise of this Warrant, issue in excess of the product of (i) 3,342,071Warrant Shares (which equals19.999% of the number of shares of Common Stock outstanding on the Closing Date) and (ii) the quotient obtained by dividing (x) the number of shares of Common Stock issued and sold to the original Holder on the Closing Date by (y) the number of shares of Common Stock issued and sold by the Company on the Closing Date (such number of shares, the "Issuable Maximum"). If any Holder shall no longer hold Warrants then such Holder's remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Holders. If on any Date of Exercise (A) the Company Stock is listed for trading on the Nasdaq or the Nasdaq SmallCap Market, (B) the Exercise Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon exercise in full of this Warrant, together with any shares of Common Stock previously issued upon exercise of this Warrant, would equal or exceed the Issuable Maximum, and (C) the Company shall not have previously obtained the vote of shareholders, if any, as may be required by the applicable rules and regulations of the Nasdaq Stock Market to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof (the "Shareholder Approval"), then the Company shall issue to the Holder a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the shares whose issuance would result in an issuance of shares of Common Stock in excess of the Issuable Maximum, (the "Excess Warrant Shares"), the Holder shall have the option to require the Company to either (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as possible, but in any event no later than 60 days after such request (such 60th day, the "Target Date") or (2) pay to the Holder, within one (1) Trading Day from the request therefor, an amount in cash equal to the product of (x) the Excess Warrant Shares multiplied by (y) the closing sales price of the Common Stock on
(a) the Target Date or (b) the Date of Exercise giving rise to the obligation to seek Shareholder Approval, whichever is greater (the "Cash Payment"). In the event the Holder has elected to require the Company to seek the Shareholder Approval pursuant to clause (1) of the immediately preceding sentence and the Company does not obtain the Shareholder Approval on or prior to the Target Date, then, on the Target Date, the Company shall pay the Cash Payment to the Holder. If the Company fails to pay the Cash Payment in full pursuant to this Section within seven (7) days after the date payable, the Company will pay interest on such amount at a rate of 18% per annum, or such lesser maximum amount that is permitted to be paid by applicable law, to the Holder, accruing daily from the date payable until such amount, plus all such interest thereon, is paid in full. The Company and the Holder understand and agree that shares of Common Stock issued upon exercise of this Warrant and then held by the Holder or an affiliate thereof may not cast votes or be deemed outstanding for purposes of any vote to obtain the Shareholder Approval.

       11. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. The number of full Warrant Shares which shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of this Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 12, be issuable on the exercise of this Warrant, the Company shall pay an amount in cash equal to the Exercise Price multiplied by such fraction.

       12. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 P.M. (New York City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 P.M. (New York City time) on any date and earlier than 11:59 P.M. (New York City time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 5 East 80th Street, New York, NY, 10021, facsimile: (212)-717-6675, attention Darby S. Macfarlane, Chairperson, or (ii) if to the Holder, to the Holder at the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section.

       13.    Warrant Agent.

              (a) The Company shall serve as warrant agent under this Warrant. Upon thirty days' notice to the Holder, the Company may appoint a new warrant agent.

              (b) Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder's last address as shown on the Warrant Register.

       14.    Miscellaneous.

              (a) This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

              (b) Subject to Section 14(a), above, nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Warrant. This Warrant shall inure to the sole and exclusive benefit of the Company and the Holder.

              (c) The corporate laws of the State of New York shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. The Company and the Holder hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each of the Company and the Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under this instrument and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

              (d) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

              (e) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
                             SIGNATURE PAGE FOLLOWS]

              IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.


                                            CHROMATICS COLOR SCIENCES
                                            INTERNATIONAL, INC.


                                            By:
                                               ---------------------------------
                                              Name:
                                              Title:

                          FORM OF ELECTION TO PURCHASE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To Chromatics Color Sciences International, Inc.

       In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase _____________ shares of common stock ("Common Stock"), $.001 par value per share, of Chromatics Color Sciences International, Inc. and, if such Holder is not utilizing the cashless exercise provisions set forth in this Warrant, encloses herewith $________ in cash, certified or official bank check or checks, which sum represents the aggregate Exercise Price (as defined in the Warrant) for the number of shares of Common Stock to which this Form of Election to Purchase relates, together with any applicable taxes payable by the undersigned pursuant to the Warrant.

       9      The undersigned does not intend to resell the shares issuable upon the purchase to which this Form of Election to Purchase applies under the Underlying Shares Registration Statement or Rule 144(k) promulgated under the Securities Act of 1933, as amended.

       The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of

                                                PLEASE INSERT SOCIAL SECURITY OR
                                                TAX IDENTIFICATION NUMBER

                                                --------------------------------

--------------------------------------------------------------------------------
                         (Please print name and address)

                           WARRANT SHARES EXERCISE LOG


--------------------------------------------------------------------------------------------------------
                                                                                     Number of Warrant
                     Number of Warrant Shares        Number of Warrant Shares       Shares Remaining to
       Date         Available to be Exercised                Exercised                  be Exercised
--------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------

                               FORM OF ASSIGNMENT

           [To be completed and signed only upon transfer of Warrant]

       FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Warrant to purchase ____________ shares of Common Stock of Chromatics Color Sciences International, Inc. to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of Chromatics Color Sciences International, Inc. with full power of substitution in the premises.

Dated:

---------------, ----


                                     ---------------------------------------
                                     (Signature must conform in all respects to name of holder as specified on the face of the Warrant)


                                     ---------------------------------------
                                     Address of Transferee

                                     ---------------------------------------

                                     ---------------------------------------



In the presence of:


--------------------------

                                    Exhibit A


       (i) "Adjustment Period Price" means the average of the lowest 10 Per Share Market Values (which need not occur on consecutive Trading Days) during the 40 consecutive Trading Days preceding a Vesting Date (which may include Trading Days prior to the Effective Date) as selected by the Holder. The Adjustment Period Price shall be subject to adjustment in accordance with
Section 8.

       (ii) "Applicable Share Number" means 1/3 of the number of shares of Common Stock purchased by the Holder pursuant to the Purchase Agreement.

       (iii) "Business Day" shall have the meaning set forth in the Purchase Agreement.

       (iv) "Closing Date" shall have the meaning set forth in the Purchase Agreement.

       (v)    "Commission" means the Securities and Exchange Commission.

       (vi) "Effective Date" the date on which the Underlying Shares Registration Statement is first declared effective by the Commission.

       (vii) "Mandatory Redemption Price" for each Warrant Share to be redeemed shall equal the sum of (i) 120% multiplied by the greater of the average of the Per Share Market Values for the five (5) Trading Days preceding the (A) date of the delivery of the Event Vesting Notice, and (B) date the Mandatory Redemption Price is paid in full, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Warrant Share.

       (viii) "Nasdaq" means the Nasdaq Smallcap Market.

       (ix) "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq or on any Subsequent Market on which the Common Stock is then listed or quoted, as reported by Bloomberg Information Services, Inc. (or any successor entity succeeding to its function of reporting prices), or if there is no such price on such date, then the closing bid price on the Nasdaq or on such Subsequent Market on the date nearest preceding such date, as reported by Bloomberg Information Services, Inc. (or any successor entity succeeding to its function of reporting prices), or (b) if the Common Stock is not then listed or quoted on the Nasdaq or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the applicable Warrant Shares.

       (x) "Purchase Agreement" means the Securities Purchase Agreement, dated the date hereof to which the Company and the original Holder are parties and pursuant to which this Warrant was issued.

       (xi) "Purchase Price" means $4.68 (which number shall be subject to equitable adjustment for stock splits, recombinations and similar events).

       (xii) "Registration Rights Agreement" means the Registration Rights Agreement, dated the date hereof to which the Company and the original Holder are parties.

       (xiii) "Subsequent Market" shall mean any of the New York Stock Exchange, American Stock Exchange, or Nasdaq National Market.

       (xiv) "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq or on the Subsequent Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock is not listed on the Nasdaq or a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean a Business Day.

       (xv) "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

       (xvi) "Underlying Shares Registration Statement" shall have the meaning ascribed to it in the Purchase Agreement.